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                        [MARINE MIDLAND BANK LETTERHEAD]



                                        November 13, 1996



Howard Regenbogen
Treasurer
The Movado Group Inc.
125 Chubb Avenue
Lyndhurst, NJ 07071

Dear Mr. Regenbogen:

I am pleased to inform you that Marine Midland Bank ("The Bank") is willing to make available to The Movado Group Inc. ("The Company") the following credit facilities:

        1) A line of credit for direct borrowings to a maximum of $10,000,000. The interest rate on these borrowings will be at LIBOR plus 1.0% or a money market based rate to be determined at the time of each borrowing. The maturity of each borrowing will be as mutually agreed upon.

             A sublimit under this facility will allow for the issuance of Documentary and Standby Letter of Credit, to a maximum of $1,500,000. The company will be required to maintain a 30 consecutive day out of debt period once annually, applicable only to the direct loans under this facility.

        2) A line of credit for the purchase of spot and forward foreign exchange contracts up to one year, to a maximum of $75,000,000
             (US). This facility will have a daily settlement limit of $8,000,000 (US). In addition, a sublimit of this facility will allow for the purchase of forward foreign exchange contracts up to two years to a maximum of $20,000,000 (US).

        3) A $1,000,000 line of credit for standby letters of credit only; with the granting and maturity of each drawdown to be mutually agreed upon.

The granting of these facilities is subject to the execution of loan documentation satisfactory to the Bank.

Outstandings under these facilities will be cross defaulted to the conditions of all Note Agreements between the company and The Prudential Insurance Company of America.

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Advances under the direct borrowing line will be made at our discretion from time to time and all advances are repayable under the terms of the note executed at the time of each advance. It is understood that the lines of credit are uncommitted facilities and that availability under the lines of credit are uncommitted facilities and that availability under the lines shall remain subject to our evaluation of The Movado Group Inc. as an acceptable credit risk. In the event of termination by either party, your obligations under the notes and forward contracts shall remain in force.

We will fully review the credit basis for these non-contractual lines at least annually. The lines are scheduled to be reviewed by October 31, 1997.

This letter replaces the letter sent to you dated 11/7/96.

If these terms are acceptable to you, please acknowledge and forward the enclosed copy of this letter to me. We look forward to strengthening our relationship in the year ahead.

                                        Sincerely,

                                        MARINE MIDLAND BANK


                                        /s/ John S. Wamboldt

                                        John S. Wamboldt
                                        Vice President


Acknowledged:

        Name:                           Name:
              ----------------------          ------------------------

        Date:                           Date:
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cc:  Kenneth J. Adams, Chief Financial Officer
     The Movado Group Inc.